SKY QUARRY INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.Introduction

The Board of Directors (the “Board”) of Sky Quarry Inc. (“SQI” or the “Company”) has adopted this code of ethics (this “Code”), which is applicable to all directors, officers, and employees (each a “person,” as used herein) of the Company (as defined below), to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules, and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

SQI requires the highest standards of professional and ethical conduct from our directors, officers, and employees. Our reputation among our shareholders for honesty and integrity is key to the success of our business. No director, officer or employee will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings.

We intend that the Company's business practices will be compatible with the economic and social priorities of each location in which we operate. Although customs and standards of ethics may vary in different business environments, honesty and integrity must always characterize our business activity.

The SQI Code of Conduct is both a statement of our values and a set of guiding principles for putting those values into practice. The Code is built on the recognition that we cannot live out our core values unless we meet them with the highest possible standards of business conduct:

•Every time we operate with a bias for action, we do so with utmost integrity.

•Every time we innovate, we do so with reverence for ethical principles.

•Every time we put our Shareholders first, we affirm our commitment to service leadership.

•Every time we unify, we go farther. Together.

This Code may be amended or modified by the Board.

When you read The Code and consider SQI's values, keep in heart and mind that each of us is a steward of SQI's resources and good will; we therefore commit to incorporating the guiding principles of The Code and our values into our work every day.

In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of our policies and applicable laws. No one has the authority to make you violate The Code, and any attempt to direct or otherwise influence someone else to commit a violation is unacceptable. This Code sets forth general principles and does not supersede the specific policies and procedures that are covered in the specific policies statements, such as the Disclosure, Confidentiality and Trading Policy. References in this Code of Ethics to the Company means the Company or any of its subsidiaries. Violation of these policies may result in disciplinary actions up to and including discharge from the Company.

Your cooperation is necessary to the continued success of our business and the cultivation and maintenance of our reputation as a good corporate citizen.

As a matter of Company policy, we the Board of Directors, and Stockholders of the Company hereby provide, assign, attest to, and hereby resolve to live by and strictly uphold these Code of Ethics and Business Conduct. This Code shall effectively serve as a guide to acceptable business conduct for all employees of the Company, regardless of station and rank. Because they represent the Company and our brand, the Company shall hereafter expect everyone who works for us to demonstrate exemplary standards of ethics and integrity. Therefore, our employees, managers and executives must therefore abide by the following principles:

Foster Trust And Belief

The Company cannot succeed as a business without the trust and confidence instilled in our employees, managers, executives, customers, and shareholders. We earn it by keeping our promises, acting with honesty and integrity, and reaching Company goals solely through proper conduct.

Accordingly, the key question to ask in any decision-making process is: will this establish or enhance trust and belief in our business? Will it create an atmosphere conducive to ongoing positivity and success? Will I be able to deliver what I’ve promised without sacrificing quality or compromising my personal and professional integrity? The Company believes that only way to build upon existing trust and belief in our business is with affirmative answers to all these questions.

Foster Respect In The Workplace

As a business predicated on fairness and positivity, we believe an effective workplace can only exist when employees are fully committed to treating one another with respect. Furthermore, as an equal employment/affirmative action employer, we are compelled to provide a workplace devoid of discrimination and/or abusive, offensive, or harassing conduct. Any employee who experiences harassment or discrimination should report the matter to his or her direct supervisor, manager or to someone in Human Resources; discrimination and/or abusive, offensive, or harassing conduct has no place in the Company, and such actions shall be dealt with on an ad-hoc basis and can take the form of a disciplinary matter before Human Resources or even the Board of Directors. The Company is responsible for the comprehensive investigation of any reported matter pertaining to such behavior. Appropriate action will be taken in all cases where there is a valid finding of wrongful conduct.

Foster Constructive Dialogue and a Forum Where Employees Can Freely Voice Concerns

The Company equates effective communication with respect. The Company also believes that any employee, manager, or executive should feel free to voice any concern about work-related matters without fear of reprisal. This means that it is up to any employee, manager or executive in a supervisory position to establish and maintain an atmosphere conducive to open and honest communication. The Company is responsible for the comprehensive investigation of any reported matter pertaining to questionable or unethical behavior. Appropriate action will be taken in all cases where there is a valid finding of wrongful conduct. All employees should also be aware that intimidation, attempted intimidation and/or retaliation (attempted or otherwise) against a co-worker who has reported alleged wrongdoing is unacceptable and will be dealt with accordingly.

Lead By Example

Hypocrisy at any level is unacceptable. This means we hold our leaders (our officers/executives, directors, and upper and middle management) to the same standards as any other employees. We therefore expect their conduct to reflect their belief in and willingness to abide by this Code. Any failure to do so on their part will be dealt with accordingly.

The Company is responsible for the comprehensive investigation of any reported matter pertaining to such behavior. Appropriate action will be taken in all cases where there is a valid finding of wrongful conduct.

II.Conflicts of Interest

A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits because of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest. Examples of conflict-of-interest situations include, but are not limited to, the following:

•Any significant ownership interest in any contractor, supplier or customer;

•Any consulting or employment relationship with any contractor, supplier or customer;

•The receipt of any money, shares, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitter to so purchase or sell;

•Any other financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•Any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by an officer of the Company or the Board of Directors. Potential conflicts raised with officers should in turn be reported to the Board of Directors. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately to senior management, the Board of Directors, or the Independent Director of the Board, as appropriate.

III.Corporate Opportunities

Employees, officers, and directors are prohibited from taking for themselves personally opportunities that arise using corporate property, information, or position and from using corporate property, information, or position for personal gain. Employees, officers, and directors are also prohibited from competing with the Company; provided that the foregoing shall not apply to directors solely because of them acting as directors or officers of other companies which they do not control.

IV.Confidentiality

Employees, officers, and directors must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated. Confidential information must not be disclosed unless specific authorization is given to do so or such disclosure is legally mandated. Knowledge of confidential information about another company gained in the course of work duties at SQI must be protected in the same manner as confidential information about SQI.

Confidential information includes all non-public information, and information that suppliers and customers have entrusted to us.

Staff and directors must not speak on behalf of SQI unless authorized to do so and should refer to the Corporate Disclosure Policy and Trading Policy of SQI.

Taking advantage of, or benefiting from, information obtained at work that is not available to the public is not permitted. Friends, relatives, or associates must not benefit from such information. Acquiring or disposing of any business interest, including publicly traded securities, whether directly or through another person, where "insider" information is known and not yet publicly disclosed, must be avoided.

If an employee, officer, contractor, consultant, or director is not sure whether information has been publicly disclosed, they should consult with the CFO for guidance before engaging in any transaction in any securities of SQI.

The obligation to preserve confidential information continues even after you leave the Company.

V.Truthful Public Disclosures

We will ensure that all financial information made available to the investing and general public in any format is truthful, timely and fully explained. This obligation applies to all employees from the CEO, all EVPs, as well as any VP of Finance and/or the CFO down, who are in any way responsible for the preparation of such information. Any inadvertent or deliberate inaccuracy in or falsification of such information is unacceptable; and any concerns about the veracity or accuracy of such material should be immediately directed to the compliance officer.

VI.Personal Information

"Personal Information" is all information about an identifiable individual, other than business contact information. Examples are numerous but include age, birth date, marital status, home address, home telephone number, personal email address, names and ages of dependants, names and contact information of friends and relatives, medical information, remuneration, banking information, etc.

It is important to remember that Personal Information belongs to the individual and generally it must only be collected, used, or disclosed to third parties if the appropriate consent of the individual to do so has been obtained. It is the Company's policy to obtain consent from the individual in situations where there is any doubt as to whether consent is required. Additionally, since the Company's entitlement to collect, use or disclose that information will be limited to specific and reasonable purposes associated with the Company's business, employees, officers and directors must ensure by all reasonable means that such information, while in the Company's custody or under its control, is not accessed, used or disclosed for other purposes or by people who do not have a valid reason to have access to it. Failure to protect Personal Information can expose the Company to serious liability.

VII.Protection and Proper Use of Company Assets

All employees, officers and directors should endeavour to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation.

Company assets, such as funds, products, or computers, may only be used for legitimate business purposes or other purposes approved by management. Company assets may never be used for illegal purposes.

The obligation to protect Company assets includes proprietary and confidential information. Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information are intellectual property, acquisition and business and marketing plans and employee information. The obligation to preserve proprietary information continues even after you leave the Company.

VIII.Insider Trading

Insider trading is unethical and illegal. Directors, officers, and employees are not allowed to trade in securities of a Company while in possession of material non-public information regarding that Company. It is also illegal to "tip" or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further. The Company has a Disclosure, Confidentiality and Trading Policy, which sets forth your obligations in respect of trading in the Company's securities.

IX.Safeguarding Inside Information

The deliberate or inadvertent disclosure in any forum of any inside information regarding the Company, its business practices, strategies, financial status, operational results, or similar information is strictly prohibited. Employees tasked with crafting presentations or proposals should be especially mindful of these restrictions.

Additionally, ALL employees, including managers and executives are strictly prohibited from discussing wages, fees and/or interest-holdings of any kind whatsoever, including shares in the Company with any other individual, either publicly or in a private setting, including other employees and executives, unless such executive has been tasked with granting or negotiating such wages, fees and/or interest-holdings of any kind whatsoever.  The Company believes that such discussions only lead to confusion and material misunderstandings that can only lead to internal quarrels or resentments between employees, and even executives.

The Company is responsible for the comprehensive investigation of any reported matter pertaining to such behavior. Appropriate action will be taken in all cases where there is a valid finding of wrongful conduct.

X.Fair Dealing

Each employee, officer and director should endeavour to deal fairly with the Company's customers, suppliers, competitors, and employees. No employee, officer or director should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

XI.Compliance with Laws, Rules and Regulations

Compliance with both the letter and spirit of all laws, rules, and regulations applicable to our business is critical to our reputation and continued success. All employees, officers and directors must respect and obey the laws of the cities, states, and countries in which we operate and avoid even the appearance of impropriety.  It is essential that you know and understand the legal and regulatory requirements that apply to our business and to your specific area of responsibility or work. While you are not expected to have complete mastery of these laws, rules, and regulations, you are expected to be able to recognize situations that require you to consult with others to determine the appropriate course of action. If you have a question in the area of legal compliance, you should approach your supervisor or the Compliance Officer immediately.

XII.Compliance with Environmental Laws

The Company is sensitive to the environmental, health and safety consequences of its operations. Accordingly, the Company is in strict compliance with all applicable Federal and State environmental laws and regulations. If any employee has any doubt as to the applicability or meaning of a particular environmental, health or safety regulation, he or she should discuss the matter with a member of the Company's senior management. Employees, officers, and directors must immediately report any environmental concern to their supervisor or manager, or alternatively, to the persons identified at the end of this Code.

XIII.Compliance with Policies

The Company may from time to time adopt more detailed policies and procedures regarding certain areas covered by this Code and other matters not mentioned in this Code. Compliance with this Code and compliance with the Company's other policies and procedures are a fundamental term of employment for every employee and officer and are a fundamental term of every consulting or contracting relationship.

All staff and directors are personally accountable for learning, endorsing, and promoting this Code of Conduct and applying it to their own conduct and field of work. All staff and directors will be asked to review this Code of Conduct and confirm on a regular basis, through written or electronic declaration, that they understand their individual responsibilities and will conform to the requirements of the Code of Conduct.

Contractors and consultants are expected to develop and enforce policies and/or practices that are consistent with this Code of Conduct and its associated requirements that will apply to their staff providing services for or on behalf of Sunshine.

Employees, consultants, or contractors with questions about this Code of Conduct or specific situations are encouraged to refer the matter to their supervisor or the persons listed in any referenced policy, as applicable. Officers and directors with questions about this Code of Conduct or specific situations are encouraged to refer the matter to the CFO or a Director of the Corporate Governance Committee, or the persons listed in any referenced policy, as applicable.

XIV.Discrimination and Harassment

We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing, or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Employees are encouraged to speak to their supervisor or manager of human resources when a co-worker's conduct makes them uncomfortable, and to report harassment when it occurs.

XV.Safety and Health

We are all responsible for maintaining a safe workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Please report any accidents, injuries, unsafe equipment, practices, or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.

To protect the safety of all employees, the environment and third parties, employees and officers must report to work free from the influence of any substance that could prevent them from conducting work activities safely and effectively.

XVI.Accuracy of Company Records and Reporting

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, shareholders, creditors, governmental agencies, and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees have a responsibility to ensure that the Company's accounting records do not contain any false or intentionally misleading entries. We do not permit intentional misclassification of transactions as to accounts, departments, or accounting periods. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

Business records and communications often become public through legal or regulatory investigations or the media. We should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including email and informal notes or interoffice memos. Records should be retained and destroyed in accordance with appropriate business practices and applicable laws.

XVII.Use of E-Mail and Internet Services

E-Mail systems and Internet services are provided to help us do work. Incidental and occasional personal use is permitted, but never for personal gain or any improper purpose. Also remember that "flooding" our systems with junk mail and trivia hampers the ability of our systems to handle legitimate Company business and is prohibited.

Your messages (including voice mail) and computer information are considered Company property and you should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access your e-mail communication and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages, or store any information on your work computer that you would not want to be seen or heard by other individuals.

XVIII.Political Activities and Contributions

We respect and support the right of our employees to participate in political activities. However, these activities should not be conducted on Company time or involve the use of any Company resources. Employees will not be reimbursed for personal political contributions.

We may occasionally express our views on local and national issues that affect our operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict Company guidelines. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. The Company may pay related administrative and solicitation costs for political action committees formed in accordance with applicable laws and regulations. No employee may make or commit to political contributions on behalf of the Company without the approval of the Chief Executive Officer and the Chief Financial Officer of the Company.

XIX.Accepting Professional Courtesies

It is not unusual for professional courtesies to be extended to company employees from time to time. However, such courtesies should not be expected and requesting them is strictly forbidden. Although there is no prohibition against the occasional acceptance of unsolicited professional courtesies, employees should not feel obligated to accept them. Employees in key decision-making positions should be wary of accepting any professional courtesy that could potentially or have an unfavorable impact on our reputation. If any employee feels uncomfortable accepting or has any misgivings about accepting a professional courtesy, the best course of action is to decline politely.

Meals, Refreshments Entertainment and Gifts

There is no prohibition against the acceptance of occasional meals, refreshments, entertainment, gifts, and similar business courtesies that are commonplace and as such fall within conventional norms as long as:

▪  They are not too extravagant.

▪  The acceptance of such courtesies from any one person, organization or business is not habitual.

▪  Any such courtesies are not offered or do not appear to be offered in exchange for any business “favors” of any kind.

▪  The acceptance of any such courtesy would not cause the employee to feel uncomfortable about disclosing it to his or her supervisor, or with public disclosure.

Ordinary business entertainment is also acceptable; however, professional misconduct occurs when the value or cost of such entertainment creates or could potentially create a conflict of interest.

Questions about the acceptance of any business courtesies should be directed to your direct supervisor, manager or to the Human Resources department.

XX.Offering Professional Courtesies

In the routine course of business, it is not unusual to offer professional courtesies. Making such offers is acceptable if it is not done or cannot be perceived as being done to curry favor with or otherwise influence the recipient. The use of personal funds or resources within this context is expressly prohibited. Accounting for business courtesies should comply with approved company procedures.

The gifting of certain promotional items is generally acceptable if such activity complies with acceptable professional norms. Employees with questions or concerns about such activity should consult their direct supervisor or manager.

The approval of other courtesies such as meals, refreshments, or entertainment of reasonable value, will be granted as long as:

▪  The activity does not violate or appear to violate any applicable laws, rules, regulations, or standards of conduct.

▪  The professional courtesy conforms to applicable norms, is only offered occasionally and is not excessive.

▪  The professional courtesy is properly documented.

XXI.Illicit Payments

Unlawful or unethical behaviour in the Company's workforce is not tolerated, including soliciting, accepting, or paying bribes or other illicit payments for any purpose. Situations where judgment might be influenced or appears to be influenced by improper considerations must be avoided. Payment or acceptance of any "kickbacks" from a contractor or other external party is prohibited.

XXII.Payments to Officials

Employees and officers must comply with all laws prohibiting improper payments to officials, including the Foreign Corrupt Practices Act (FCPA). These laws make it an offence to make or offer a payment, gift, or other benefit, whether directly, or indirectly through a third party acting on the Company's behalf, to an official (as defined in the Foreign Corrupt Practices Act (FCPA)) in order to induce favorable business treatment, such as obtaining or retaining business, permits or some other advantage in the course of business. Such prohibitions are very broad and include payments, gifts or benefits given to another person where they are for the benefit of an official, payments made to low-ranking employees of a government and small payments made solely to expedite or secure the performance of routine government actions which are sometimes referred to as "facilitation" payments.

There is a narrow exception to the foregoing prohibitions for cash payments made in exigent circumstances, that is when life, safety, or health is at risk, in which case such payments are generally permitted. The protection of property is generally not an exigent circumstance. Where possible, the making of such a payment in exigent circumstances should be reviewed with senior management prior to such a payment being made, but certainly as soon as possible after the payment is made. Such payments should be accurately recorded and identified in expense reports.

XXIII.Reporting of any Illegal or Unethical Behaviour

We have a strong commitment to conduct our business in a lawful and ethical manner. Employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations, or this Code. We prohibit retaliatory action against any employee who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.

XXIV.Directors Role in the Code of Business Conduct and Ethics

To the extent that management is unable to decide as to whether a breach of this Code has taken place, the Board of Directors will review any alleged breach of the Code to determine if a breach has occurred.

Any waiver of this Code for executive officers or directors will be made only by the Board of Directors or a committee of the Board of Directors and conduct by a director or executive officer which constitutes a material departure from this Code may be promptly disclosed if required by law or stock exchange regulation.

Any waiver (defined below) or implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Form 8-K to report any such waivers or amendments, the Company may provide such information on its website, if it establishes one in the future, and keep such information on the website for at least 12 months and disclose the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Company’s Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to act within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

XXV.Compliance Procedures

This Code cannot, and is not intended to, address all the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances we encourage you to use your common sense, and to contact your supervisor, manager, or a member of human resources for guidance.

If you do not feel comfortable discussing the matter with your supervisor or manager of human resources, please contact David Sealock, Chief Executive Officer; Darryl Delwo, Executive Vice-President, Finance; Travis Schneider, Independent Director.

SKY QUARRY INC.

CODE OF ETHICS FOR SENIOR OFFICERS

I.Introduction

This Code of Ethics for Senior Officers of Sky Quarry Inc. (the "Company") is applicable to the Company's senior officers, the Company's principal financial officer and controller or principal accounting officer, or any person performing similar functions. References in this Code of Ethics to the Company means the Company or any of its subsidiaries. "Senior Officers" means (i) the chair or a vice-chair of the board of directors, the president, a vice-president, the secretary, the treasurer or the general manager of a Company or any other individual who performs functions for an issuer similar to those normally performed by an individual occupying any such office; and (ii) each of the five highest paid employees of an issuer, including any individual referred to in clause (i).

While we expect honest and ethical conduct in all aspects of Company business from all employees, we expect the highest possible standards from our Senior Officers. You are setting an example for other employees, and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code and the Code of Business Conduct and Ethics is a condition to your employment and any violations will be dealt with severely.

II.Conflicts of Interest

A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. A conflict of interest may occur where involvement in any activity, with or without the involvement of a related party, when you take action or have interests that prevents you to perform your duties effectively and/or the proper performance of staff and director duties for SQI or creates, or appears to create, a situation where judgment or ability to act in the best interests of SQI is affected. Conflicts of interest also arise when you, or a member of your family, receives improper personal benefits because of your position in the Company.

Loans to, or guarantees of obligations of, any employees, officers, directors, or any of their family members are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.  You are also prohibited from competing with the Company.

When faced with an actual or potential conflict of interest situation, employees must consult with their immediate supervisor or an executive officer of SQI, consultants and contractors must consult their written contracts and officers and directors must follow obligations as set out in relevant statutes and SQI' by-laws and must inform the CFO or a Director of the Corporate Governance Committee, as applicable, of any such conflict. The CFO shall inform a Director of the Corporate Governance Committee of any conflict involving any Executive Officer. Supervisors will ensure that employees, contractors, or consultants are not involved in any decision or operation related to a conflict. Similarly, the CFO (or a Director of the Corporate Governance Committee in cases involving any Executive Officer) will ensure that officers or directors are not involved in any decision or operation related to a conflict.

Engaging in any conduct that represents a conflict of interest is prohibited.

As a Senior Officer of the Company, it is imperative that you avoid any investment, interest or association which interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company's best interest. Any potential conflicts of interests must be reported immediately to the Independent Director of the Board of Directors of the Company.

III.Accurate Periodic Reports

As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports is required by securities regulators and essential to the success of our business. Please exercise the highest standard of care in preparing such reports in accordance with the guidelines set forth below.

•All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

•All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•All records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

•The Company's accounting records must not contain any false or intentionally misleading entries.

•All business transactions that staff and directors have participated in must by properly authorized, properly recorded and supported by accurate documentation in reasonable detail.

•No transactions will be intentionally misclassified as to accounts, departments, or accounting periods.

•All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•No information will be concealed from the internal auditors or the external auditors.

•Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

All staff and directors have a duty to submit any good faith questions and concerns regarding questionable accounting, auditing or disclosure matters or controls.

No information may be concealed from SQI's external auditors, internal auditors, the Board of Directors, or the Audit Committee of the Board of Directors. It is illegal to fraudulently influence, coerce, manipulate, or mislead an external auditor who is auditing Sunshine's financial statements.

IV.Compliance with Laws

You are expected to comply with both the letter and spirit of all applicable governmental rules and regulations.

Business partners and suppliers are expected to conduct their business with SQI in accordance with applicable laws, rules, and regulations. If you fail to comply with this Code, the Code of Business Conduct and Ethics and applicable laws you will be subject to disciplinary measures, up to and including discharge from the Company.

SKY QUARRY INC.

COMPLIANCE AFFIRMATION FOR SENIOR OFFICERS

I.Affirmation of Compliance

The undersigned certifies that he or she has received and read the Code of Business Conduct and Ethics and the Code of Ethics for Senior Officers and agrees to abide by the policies summarized therein.

II.Affirmation of Legal and Ethical Business Conduct

By signing this form, the undersigned confirms that, to the best of his or her knowledge and belief, each dealing or transaction to which he or she has been party, directly or indirectly, on behalf of Sky Quarry Inc. or any subsidiary or division thereof (hereinafter collectively called the "Company"):

1.was characterized by honesty and integrity;

2.complies with applicable laws and regulations;

3.did not involve any unethical dealings, unbooked fees, special favours, benefits or contributions to any private party, government or government agency;

4.did not involve any unlawful arrangements with competitors; and

5.was recorded and properly described on the Company's books.

If there are any exceptions, please describe them on the reverse side.

III.Conflict of Interest Questionnaire

Please answer "Yes" or "No" to the following questions.   If the answer to any question is "Yes," full details must be given on the reverse side.

A.  Have you or, to your knowledge, has any member of your immediate family, at any time during the period since the later of: (i) the last time you completed the Compliance Affirmation for Senior Officers; and (ii) the date you became a Senior Officer of the Company:

1.  engaged, directly or indirectly, in any transaction for the purchase or sale of materials or other property, or services by or to the Company, otherwise than in the normal capacity of officer or employee of the Company;

Yes          No

2.  been an officer, director, partner, or employee of any company, partnership, or other organization which, to your knowledge, has engaged in any transaction described in 1. above with the Company;

Yes         No

3.  been interested monetarily, directly, or indirectly, in any organization doing business with the Company (unless as a holder of less than 1% of the voting securities issued by a company whose securities are publicly traded); and

Yes         No

4.  been a recipient, directly or indirectly, of any payments or material gifts of any kind from or on behalf of any organization doing business with the Company (unless by way of dividend or interest payments made by a company whose securities are publicly traded)?

Yes         No

B.  Is any transaction contemplated, involving you or any member of your immediate family, which, if consummated, would be described in answer to any of the preceding items?

Yes         No

C.   Are you aware of any interest or activity on your part, or on the part of any member of your immediate family, which conflicts with the interests of the Company?

Yes         No

(Please sign)

Title

Dated

SKY QUARRY INC.

CERTIFICATION STATEMENT FOR

THE CODE OF BUSINESS CONDUCT AND ETHICS

I have read Sky Quarry Inc.'s Code of Business Conduct and Ethics (the "Code"), and I can certify that except as specifically noted below:

1. I understand the content, purpose, and consequences of contravening the Code.

2.  I am not and have not been in violation of the Code except as may be stated below.

3.  After due inquiry and to my best knowledge and belief, no employee or consultant under my direct supervision is in violation of the Code.

4.  I will exercise my best efforts to assure full compliance with the Code by all employees or consultants under my direct supervision and I will continue to abide fully by the Code.

Print or type name

Signature

Title and Location

Date

Please initial each page.

Any/All Exceptions

(Please include any potential conflict of interest situations)

1.

2.

(If required, provide additional details on the reverse side of this sheet or by appendage to this Certificate.)

(Board approved on [date])